Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                          February 19, 2002


Houston, Texas - Blue Dolphin Energy Company (NASDAQ Symbol: BDCO) and American Resources Offshore, Inc. (OTC Symbol: GASS.OB)


              BLUE DOLPHIN AND AMERICAN RESOURCES CONSUMATE MERGER


Blue Dolphin Energy Company and American Resources Offshore, Inc. announced that at a special stockholders meeting of American Resources held today, American Resources' stockholders approved the agreement and plan of merger among Blue Dolphin, American Resources and a wholly owned subsidiary of Blue Dolphin, whereby American Resources became a wholly owned subsidiary of Blue Dolphin. As a result of the merger each issued and outstanding share of American Resources common stock, other than those shares held by Blue Dolphin, were canceled and converted into the right to receive either .0362 of a share of Blue Dolphin common stock or $.06 in cash and each issued and outstanding share of American Resources preferred stock, other than those held by Blue Dolphin, were canceled and converted into the right to receive either .0301 of a share of Blue Dolphin common stock or $.07 in cash, at the election of each holder. American Resources stockholders who did not make an election for either Blue Dolphin common stock or cash by February 18, 2002 will receive Blue Dolphin common stock.

Blue Dolphin Energy Company is engaged in the acquisition and exploration of oil and gas properties, and the gathering and transportation of natural gas and condensate. In addition, the Company actively pursues midstream projects with long-term revenue potential such as the Sabine Seaport and Petroport offshore oil terminal projects, the New Avoca natural gas storage project and Drillmar,
Inc. and its deepwater semi-tender assisted drilling and well intervention solution. Questions should be directed to Haavard Strommen, Manager of Finance, at the Company's offices in Houston, Texas, 713-227-7660. For further information see our Home Page at http://www.blue-dolphin.com.

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.